EXHIBIT 3.2

ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
OCWEN FINANCIAL CORPORATION

Ocwen Financial Corporation, a Florida corporation (the “Corporation”), acting pursuant to the provisions of Section 607.1006 of the Florida Statutes, does hereby adopt the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

FIRST: The name of the Corporation is: Ocwen Financial Corporation.

SECOND: That at a regular meeting of the members of the Board of Directors of the Corporation held on March 8, 2006, resolutions were duly adopted proposing to amend Article III of the Amended and Restated Articles of Incorporation of the Corporation and declaring such amendment to be advisable.

THIRD: The amendment to the Amended and Restated Articles of Incorporation set forth below does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not materially result in the percentage of authorized shares that remain unissued after the combination exceeding the percentage of authorized shares that were unissued before the combination.

FOURTH: Each ten (10) shares of issued common stock par value $0.01 per share of the Corporation (“Common Stock”) are to be combined into one (1) share of Common Stock, provided that no fractional shares are to be issued to any holder of fewer than ten (10) shares of Common Stock.

FIFTH: Article III of the Amended and Restated Articles of Incorporation shall be deleted in its entirety and replaced with the following:

“ARTICLE III
CAPITAL STOCK

The total number of shares of all classes of capital stock that this corporation shall have authority to issue shall be 220,000,000, of which 200,000,000 shares shall be shares of Common Stock, par value $.01 per share, and 20,000,000 shares shall be shares of Preferred Stock, par value $.01 per share. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

(A)
The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(1)	the designation of and number of shares constituting such series;

(2)
the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative;

(3)	whether the shares of such series shall be subject to redemption by this corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(4)	the terms and amounts of any sinking fund, if any, provided for the purchase or redemption of the shares of such series;

(5)
whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of this corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(6)	the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

(7)	the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(8)	the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, this corporation.

(B)
Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holder of any such series shall have no voting power whatsoever.

Without regard to any other provision of these Articles of Incorporation (all of which are hereby amended as and to the extent necessary to allow the matters and transactions contemplated and effected hereby), each ten (10) shares of Common Stock, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and are hereby automatically reclassified and changed (without any further act) into one fully-paid and non-assessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares be issued to any holder of fewer than ten (10) shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing fractional shares to such holders, the Corporation shall pay in cash the fair value of such fractions of a share as of the time when this amendment becomes effective.”

SIXTH: That at the annual meeting of shareholders held on May 4, 2006, said amendments were duly adopted by a sufficient number of shareholders in accordance with Section 1003 of the Florida Statutes.

SEVENTH: That these Articles of Amendment shall become effective at 4:59 p.m. eastern time on May 12, 2006, in accordance with the applicable provisions of the Florida Statutes.

IN WITNESS WHEREOF, Ocwen Financial Corporation has caused this certificate to be signed by its Corporate Secretary this 12th day of May, 2006.

By:     /s/ Ronald M. Faris
Ronald M. Faris
President

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